[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.24

TRANSITIONAL SERVICES AGREEMENT

Between

Virgin Management Limited (“VML”)

The Battleship Building

179 Harrow Road

London

W2 6NB

United Kingdom;

and

Virgin Galactic Limited (“VGL”)

The Battleship Building

179 Harrow Road

London

W2 6NB

United Kingdom

Dated [                                                 ] 2019

This agreement (“Agreement”) sets out the terms on which VML will allow VGL to access services that VML receives from certain third parties and the respective obligations of VML and VGL.

1	Services

1.1

For the duration of the Term and subject to clause 1.2, VML shall use best endeavours to allow VGL to access certain services that are provided by third party providers to VGL (“Third Party Providers”) as set out in Appendix 1 (Services) and based on the then-current applicable policies and agreements with any such Third Party Providers as used by VML and its Group (“Services”), in accordance with the terms and conditions set out herein.

1.2	Subject to clause 1.3, VML shall only be obliged to provide access to or procure the performance of any Service to the extent that VML is:

1.2.1	receiving such Service from the relevant Third Party Provider itself;

1.2.2	permitted by the terms of its agreement with the Third Party Provider to allow VGL to receive the Service; and

1.2.3	not prevented by the Third Party Provider from providing VGL access to the Service.

1.3

In the event that (i) a Third Party Provider notifies VML of an intention to stop providing a Service to VML for any reason; or (ii) VML’s agreement with the relevant Third Party Provider is due for renewal during the Term, VML shall use commercially reasonable endeavours to:

1.3.1

subject to VGL’s compliance with clause 6.3 below, ensure that VGL is able to access the successor Service, or a similar service provided by a third party, which is adopted by VML for its own staff, for the Term; and

1.3.2

in the event that despite VML’s compliance with clause 1.3.1 above, continued access to a Service for VGL cannot be procured by VML, provide VGL with reasonable prior written notice of (i) cessation of provision of any Service by a Third Party Provider to VML, or (ii) the expiry or upcoming renewal of VML’s agreement with the relevant Third Party Provider, as appropriate.

1.4

VML may from time to time change the Services where required in order to comply with applicable legal or regulatory requirements or where a Third Party Provider changes the Services at its own discretion. VML will notify VGL of such changes as soon as reasonably practicable and this Agreement (including Appendix 1 (Services)) shall be deemed to be amended accordingly as of the date of such notification (or such later date as set out in the notification).

2	VGL’s Obligations

2.1

VGL shall cooperate with VML and provide to VML (and its employees, agents, Third Party Providers and sub-contractors) in a timely fashion, such information and assistance (including access to people and facilities) as VML shall reasonably require to enable VML to allow VGL to access and receive the Services.

2.2

Subject to clauses 5.1 and 5.2, VML shall have no liability for any failure or delay in providing access to the Services in accordance with this Agreement to the extent that VML considers that any failure or delay by VGL in meeting its obligations, responsibilities or dependencies under this Agreement will, or is likely to, have an adverse impact on the ability of VML to provide VGL with access to the affected Services. VML shall promptly notify VGL in writing of any such failure or delay as soon as reasonably practicable upon becoming aware.

2.3

In respect of each failure or delay notified to VGL pursuant to clause 2.2, VML shall use all reasonable endeavours to continue providing access to the affected Services in accordance with the terms of this Agreement. Where such failure or delay has necessarily precluded VML from providing VGL with access to the affected Services, then VML shall:

2.3.1	be relieved from its obligation to provide access to or procure the performance of the affected Services;

2.3.2	be entitled to recover the reasonable additional costs and expenses it has incurred as a result of such failure or delay; and

2.3.3	not be in breach of this Agreement to the extent that its failure to perform its obligations under this Agreement arises as a result of such failure or delay by VGL.

3	Fees and Expenses

3.1	In consideration of VML providing access to the Services, VGL shall:

3.1.1

where the Service is specified as a “Reimbursable Service” in Appendix 1 (Services), reimburse VML in full for all charges that VML incurs in providing VGL with access to the Services (whether based on actual usage by VGL or as a pro-rata amount of VML’s usage), on a pass through basis; or

3.1.2

where the Service is specified as a “Directly Billed Service” in Appendix 1 (Services), pay the relevant Third Party Provider directly in accordance with the terms of any invoice issued by a Third Party Provider to VGL,

(together, the “Fees”).

3.2	VGL shall pay the Fees set out in each invoice:

3.2.1	where the invoice is issued by VML, within 30 days of receipt, in cleared funds to the bank account nominated in writing by VML; or

3.2.2	where the invoice is issued by a Third Party Provider, in accordance with the terms of such invoice.

3.3

Unless otherwise specified, the Fees exclude VAT. VGL shall, on receipt of a valid VAT invoice from VML, pay to VML such additional amounts in respect of VAT as are chargeable on a supply of the Services.

3.4

If VGL fails to pay any amount due to VML by the due date for payment, then (without prejudice to VML’s other rights and remedies) VGL shall pay interest on any outstanding amount at the rate of 4 per cent per annum above the base rate of Lloyds TSB Bank plc from the due date for payment until payment is made in full (whether before or after judgment). Any failure by VGL to pay any amount due directly to a Third Party Provider in respect of a Service shall be governed by the terms of the relevant Third Party Provider invoice.

3.5	All amounts payable to VML under this Agreement shall, if they have not become due earlier and save as set out otherwise herein, become due immediately on termination of this Agreement.

4	Intellectual Property

Nothing in this Agreement shall transfer ownership of any Intellectual Property Rights belonging to a party (or any third parties) prior to the date of this Agreement, or any Intellectual Property Rights in any items which are independently developed otherwise than under this Agreement.

5	Limitation of Liability

5.1	Nothing in this Agreement shall limit or exclude the liability of VML for:

5.1.1	death or personal injury resulting from negligence;

5.1.2	fraud or fraudulent misrepresentation; or

5.1.3	any other liability which cannot be excluded by applicable law.

5.2	Subject to clause 5.1, VML shall have no liability whatsoever under this Agreement for any special, indirect or consequential loss (whether arising in tort, contract, misrepresentation or otherwise).

5.3

Subject to clauses 5.1, 5.2 and 5.4, VML’s total liability to VGL arising under or in connection with this Agreement or the provision of access to the Services, whether arising in contract, tort (including negligence), breach of statutory duty or otherwise, shall be limited to:

5.3.1	[***]

5.3.2	[***]

5.4	The parties acknowledge and agree that, without prejudice to clause 5.3:

5.4.1

VML is not providing any Services or advice directly to VGL under this Agreement, and is instead using best endeavours to provide VGL with access to the Services that it receives from Third Party Providers in accordance with clause 1;

5.4.2

as part of or in order to provide access to or procure the performance of the Services, VML shall procure certain products and/or services from Third Party Providers (“Third Party Products and Services’’); and

5.4.3	without prejudice to clauses 5.1 and 11, VML shall have no liability (whether in tort, contract, misrepresentation or otherwise) in connection with the Third Party Products and Services.

5.5

VML does not warrant that VGL’s access to the Services will be uninterrupted or error-free or give any warranty or comfort as to the Services that VGL receives from the Third Party Providers. All conditions, warranties or other terms which might have effect between the parties or be implied or incorporated into this Agreement, whether by statute, common law or otherwise, are hereby excluded, including the implied conditions, warranties or other terms as to satisfactory quality, fitness for purpose or the use of reasonable skill and care.

6	Termination

6.1	VML shall provide access to the Services from the Effective Date until the date of termination of those Services or this Agreement (as applicable) in accordance with this clause 6 (the “Term”).

6.2	Access to the Services and this Agreement may be terminated as follows:

6.2.1	This Agreement shall automatically terminate when VML is no longer providing VGL with access to any of the Services, provided that:

(i)	VML will not provide access to any Services other than the “Registered office” Service for longer than 12 months following the Effective Date; and

(ii)	VML will only provide access to the “Registered office” Service for as long as the Licence to Occupy between the parties dated 21 February 2017 (as amended) is in force.

6.2.2	Either party may terminate this Agreement immediately on written notice, in the event that:

(i)

the other party is in material breach of this Agreement and either that breach is incapable of remedy or the other party has failed to remedy the breach within 30 days of receipt of written notice requiring it to remedy the breach; or

(ii)	the other party suffers an Insolvency Event.

6.3

Without prejudice to the other terms of this Agreement, VGL shall use its best endeavours to put in place, as soon as possible following the Effective Date, arrangements with third parties for the receipt of alternative services to replace the Services other than the “Registered office” Service (in their entirety).

6.4

On termination of this Agreement, the following clauses shall survive and continue in full force and effect: clauses 3 (Fees and Expenses), 4 (Intellectual Property), 5 (Limitation of Liability), 6 (Termination), 7 (Consequences of Termination), 8 (Indemnity), 10 (Confidentiality), 11 (Data Protection) and 16 (Governing Law and Jurisdiction).

7	Consequences of Termination

7.1

Any termination or expiry of this Agreement shall not affect any accrued rights or liabilities of either party or the coming into force or continuance of any provision of this Agreement which is expressly or by implication intended to come into force or continue on or after termination.

7.2	On termination of this Agreement, each party shall promptly:

7.2.1

return to the other party all equipment, materials and property belonging to the other party that the other party had supplied to it or a member of its Group in connection with the supply of the Services and all documents and materials (and any copies) containing the other party’s Confidential Information;

7.2.2	erase all the other party’s Confidential Information from its computer systems (to the extent possible); and

7.2.3	on request, certify in writing to the other party that it has complied with the requirements of this clause 7.2.

7.3

Upon termination or expiry of this Agreement in whole or as to any relevant Service(s), VML shall provide reasonable assistance to VGL to enable VGL to transition from the relevant Service(s) to the replacement services.

8	Indemnity

VGL shall defend, indemnify and hold harmless VML and its Group, and VML’s (and all members of VML’s Group’s) trustees, beneficiaries, directors, officers, employees and agents (and the successors and assigns of each of the foregoing) and any of their directors, officers, employees, independent contractors and agents (collectively, “Indemnified Persons”) from [***].

9	Force Majeure

9.1	Neither party shall be in breach of this Agreement or liable for any failure or delay in performing any obligations under this Agreement arising from or attributable to any Force Majeure Event.

9.2

If a Force Majeure Event occurs, the date(s) for performance of the affected obligation(s) shall be postponed for so long as is made necessary by the Force Majeure Event, provided that if the Force Majeure Event continues for a period in excess of sixty (60) days, either party shall have the right to terminate this Agreement immediately on written notice to the other party.

10	Confidentiality

10.1

Each party (the “Recipient’’) shall not at any time disclose to any person any confidential information disclosed to it by the other party (the “Disclosing Party”) in connection with this Agreement concerning the business or affairs of the Disclosing Party or any member of its Group, including information relating to the Disclosing Party’s operations, processes, plans, product information, know-how, designs, trade secrets, software, market opportunities and customers, (“Confidential Information”) except as permitted by clause 10.2.

10.2	A Recipient may disclose the Disclosing Party’s Confidential Information:

10.2.1

to its employees, officers or agents (“Representatives”) who need to know such information for the purposes of carrying out the Recipient’s obligations under this Agreement, provided that the Recipient requires that its Representatives agree to comply with confidentiality obligations equivalent to those contained in this clause 10;

10.2.2	where such information is publicly available at the time of its disclosure or becomes publicly available (other than as a result of disclosure by the Recipient or any of Its Representatives);

10.2.3

where such information was lawfully in the possession of the Recipient (as can be demonstrated by its written records or other reasonable evidence) from a source other than the Disclosing Party or its Representatives, which source is not bound by any duty of confidentiality owed (directly or indirectly) to the Disclosing Party in relation to such information; and

10.2.4

if and to the extent required by law or any applicable security exchange, supervisory regulatory or governmental authority to which the relevant party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law.

10.3

Each party agrees to accord at least the same standard of care to the other party’s Confidential Information and to follow practices and procedures at least as stringent as those used to protect its own Confidential Information.

11	Data Protection

11.1

The provisions attached as Appendix 2 hereto shall govern the Processing of the Personal Data (as such terms are defined in the GDPR) of the other party in connection with the provision of access to Services hereunder.

11.2

VGL shall use its best endeavours to minimize the amount of Personal Data that it provides to VML under this Agreement and shall only provide Personal Data directly to VML to the extent required by VML and/or the relevant Third Party Provider(s) for VGL to receive the benefit of access to the Services.

12	Notices

12.1

All notices under this Agreement shall be in writing, sent by email or by prepaid first-class registered or recorded delivery post or (if being served by post outside the country from which it is sent) by recorded delivery airmail to the party being served at the address as the parties may elect (by notification to the other party) from time to time.

12.2

Any notice shall be deemed to have been served (i) if sent by post, at 9 00 a.m on the second Business Day after posting (ii) if sent by airmail, at 9 00 a m. on the fifth Business Day after posting or (iii) if sent by email, at the time of transmission or (if such time is not between 9.00 and 5.00pm on any Business Day) at 9.00 am. on the next Business Day. All times in this clause 12 refer to local time in the place of deemed receipt. To prove delivery, it is sufficient to prove that the notice was transmitted by email to the email address of the party (provided a clear transmission report has been received) or, in the case of post, that the envelope containing the notice was properly addressed and posted.

13	Compliance and Audit

13.1	Each Party shall comply with its obligations under applicable law and regulation in relation to the performance of its obligations under this Agreement.

13.2	VML shall provide to VGL, upon request by VGL of at least five (5) Business Days’ notice, such documentation as VGL reasonably requires for the purpose of verifying that the Fees are accurate.

14	Definitions and Interpretation

14.1	The following terms shall have the following meanings in this Agreement:

‘‘Business Day’’ means a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business;

“Claims” means claims, demands, suits, criminal or civil actions or similar proceedings that might be alleged by a third party, including any Third Party Provider, against any Indemnified Person, and all liabilities, damages, fines, penalties, costs or expenses (including reasonably incurred lawyers’ fees and expenses and other costs for defence, settlement and appeal) that any Indemnified Person might incur or become responsible for;

“Confidential Information”, “Disclosing Party” and “Recipient” have the meaning given in clause 10.1;

“Directly Billed Service” has the meaning given in clause 3.1.2;

“Effective Date” means [                                                     ];

“Fees” has the meaning given in clause 3.1;

“Force Majeure Event” means any act, event, omission or accidents beyond the reasonable control of a party including: acts of God, including fire, earthquake, flood, windstorm or other natural disaster, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions; terrorist attack, civil war, civil commotion; or riots, sabotage; nuclear, chemical or biological contamination or sonic boom; compliance with any taw; fire. explosion or accidental damage; loss at sea; adverse weather conditions; collapse of building structures, failure of plant machinery, machinery, computers or vehicles; labour disputes, including strikes, industrial action or lockouts; interruption or failure of utility services, including electric power, gas or water;

“GDPR” means Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data;

“Group” means in relation to a party its subsidiaries and holding companies and the subsidiaries of such holding companies (as such terms are defined in section 1159 of the Companies Act 2006);

“Indemnified Persons” has the meaning given in clause 8;

“Intellectual Property Rights” means any and all rights (including moral rights) available under patent, copyright, trade mark, service mark, trade name, product configuration, industrial design, rights in software, business names and domain names, database rights, or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the foregoing, in any form, which may subsist in any part of the world, in each case whether registered or unregistered;

“Insolvency Event” means, in relation to a party:

(i)	such party suspends or threatens to suspend payment of its debts or is (or is deemed to be) insolvent or unable to pay its debts as they fall due for payment or admits inability to pay its debts;

(ii)	such party enters into any composition or arrangement with its creditors;

(iii)

an order is made or resolution is passed, or any analogous proceedings are taken for the winding-up, administration or dissolution (other than for the purposes of a solvent amalgamation or reconstruction) of such party;

(iv)	any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer is appointed over or in respect of such party or any part of its business or assets;

(v)

a creditor or encumbrancer of such party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days;

(vi)

any event occurs or proceeding is taken with respect to such party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in paragraphs (i) to (v) (inclusive) above; or

(vii)	such party ceases or threatens to cease to carry on all or substantially the whole of its business;

“Reimbursable Service” has the meaning given in clause 3.1.1;

“Representatives” has the meaning given in clause 10.2;

“Services” has the meaning given in clause 1.1;

“Term” has the meaning given in clause 6.1;

“Third Party Provider” has the meaning given in clause 1.1;

“Third Party Products and Services” has the meaning given in clause 5.3.2;

14.2	Clause, schedule and paragraph headings shall not affect the interpretation of this Agreement.

14.3	The Appendices form part of this Agreement for all purposes.

14.4	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

14.5	Words in the singular include the plural and vice versa.

14.6	A reference to writing or written includes email.

14.7	The words include(s), including or in particular in this Agreement are deemed to have the words “without limitation’ following them.

14.8	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

14.9

A reference to a statute or statutory provision is to such statute or provision as amended or re-enacted from time to time whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute whether before or after the date of this Agreement; and

14.10	unless otherwise defined, terms used in their relevant business context shall be interpreted in accordance with their generally understood meaning in that industry or business context.

15	Miscellaneous

15.1	Each party warrants that it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

15.2	Save as set out herein, all warranties and other terms implied by law are, to the fullest extent permitted by law, excluded from this Agreement.

15.3

This Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter and supersedes all prior written or oral understandings agreements and deeds relating to it. Except as set out otherwise herein, this Agreement may not be modified or amended except in writing executed by both parties.

15.4

To the extent that there is any conflict between the terms and conditions of this Agreement, and the terms and conditions of any other agreement entered into between the parties with respect to the provision of access to the Services described hereunder, the terms and conditions of this Agreement shall prevail.

15.5	Nothing in this Agreement shall be deemed to constitute a partnership between the parties, nor shall either party constitute or become the agent of the other party for any purpose.

15.6

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

15.7

Any waiver of any right under this Agreement is only effective if it is in writing. No single or partial exercise of any right or remedy under this Agreement shall prevent or restrict the further exercise of any such right or remedy or other rights or remedies.

15.8

Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other, save that either party may assign or transfer its rights and obligations under this Agreement to another member of its Group. For the avoidance of doubt, nothing in this clause 15.8 shall restrict VML from procuring services from (or sub-contracting services to) Third Party Providers or other third parties for the purposes of providing access to the Services.

15.9

Each party shall (at its own expense) promptly execute and deliver all such documents and do all such things (or procure the same) as are required to give full effect to this Agreement and the transactions contemplated by it.

15.10	Each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement and all documents ancillary to it.

15.11

No term of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement but this does not affect any right or remedy of a third party which exists or is available other than under that Act.

15.12	This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and which, when taken together, shall constitute one and the same instrument.

16	Governing Law and Jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute or claim relating to any non-contractual obligations arising out or in connection with this Agreement).

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorised representatives of the parties.

Authorised signatory for and on behalf of Virgin Management Limited

Authorised signatory for and on behalf of Virgin Galactic Limited

APPENDIX 1 (SERVICES)

Name	Third Party Provider	Description of Service	Charging mechanism
Employee benefits

Pension	[***]	Provision to employees of pension product.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Dental Insurance	[***]	Provision to employees of dental insurance.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Private Healthcare Scheme	[***]	Provision to employees of private healthcare scheme.	Reimbursable Service Costs of the scheme recharged by VML at start of each calendar year. Claims made under scheme recharged based on VGL employee usage initially and then at calendar year end, all claims are pooled across participating companies in the scheme on a pro rata basis.

Income Protection Insurance	[***]	Provision to employees of income protection insurance.	Reimbursable Service Recharged by VML based on number of VGL users at start of calendar year.

Health Assessment	[***]	Provision to employees of a health assessment.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Critical Illness Insurance	[***]	Provision to employees of a critical illness product.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Life Assurance	[***]	Provision to employees of a life assurance product.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Cycle to Work	[***]	Acquiring bicycle through payroll with incentive.	Directly Billed Service Paid directly to Third Party Provider based on VGL employee usage.

Free Flights	[***]	2 free flights per calendar year for employees with 2 calendar years’ service.	Reimbursable Service Recharged by VML based on VGL employee usage.

Pension Advice	[***]	Provision to employers of advice on pension matters, including auto-enrolment	Reimbursable Service Pro rata allocation of fees based on VGL’s number of employees vs total group users.

Holiday Tool	[***]	Usage of online platform to manage employee holiday records.	Reimbursable Service Pro rata allocation of fees based on VGL’s number of employees vs total group users.

Tonic Platform	[***]	Usage of online platform to manage employee benefits selection.	Reimbursable Service Pro rata allocation of fees based on VGL’s number of employees vs total group users.

Financial Education Platform	[***]	Use of online platform by employees to educate themselves on financial matters.	Reimbursable Service Pro rata allocation of fees based on VGL’s number of employees vs total group users.

Workplace Health Platform	[***]	Use of online platform by employees to monitor and reward their health.	Reimbursable Service Pro rata allocation of fees based on VGL’s number of employees vs total group users.

Mobile phone

Mobile phones	[***]	Mobile phones, other equipment and services (including SIM cards and network coverage).	Directly Billed Service Paid directly to Third Party Provider based on VGL employees’ usage.

Other

Registered office	N/A	Use of Battleship office as registered office address for service of official documents, for as long as the Licence to Occupy between the parties dated 21 February 2017 (as amended) is in place.	Reimbursable Service £250 per annum

APPENDIX 2 (DATA PROCESSING)

1.	DEFINITIONS

The following terms have the following meanings when used in this Appendix 2:

1.1	“Controller”, “Processor” and “Data Subject” have the meaning given to them under the GDPR.

1.2

“Data Protection Laws” means the following legislations to the extent applicable from time to time: (a) the GDPR and any national law supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and (b) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the Processing of Personal Data (as amended and/or replaced from time to time);

1.3	“Personal Data”, “Personal Data Breach”, “Processing” (and its cognates) and “Supervisory Authority” have the meaning set out in the GDPR.

2.	ROLES OF THE PARTIES

2.1	VML shall provide access to or procure the performance of the Services in accordance with the provisions of this Agreement.

2.2

In relation to the Processing of Personal Data as more particularly described below (the “Agreement Personal Data”), the parties acknowledge that VGL shall be the Controller and VML shall be the Processor under this Agreement. The particulars of the Processing are as follow:

(a)	Subject Matter of the Processing: VML has agreed to provide under this Agreement access to the Services, possibly involving the Processing of Personal Data.

(b)	Nature and purpose of the Processing: To provide access to or procure the performance of the Services described in this Agreement.

(c)

Types of Personal Data Processed: VML will Process the following types of Personal Data during the course of the provision of access to the Services: (i) biographical data (including title, first name, last name and other identification numbers) and (ii) contact data (including email addresses, billing and postal addresses and telephone numbers). The Processing of special categories of Personal Data may also be involved.

(d)	Categories of Data Subjects: The employees of VGL.

(e)	Duration of the Processing: For the duration of the Term.

3.	OBLIGATIONS OF THE PARTIES

3.1

VML shall comply with the requirements of the Data Protection Laws in respect of the provision of access to or procurement of the performance of the Services and otherwise in connection with this Agreement.

3.2	Without prejudice to clause 3.2, VML shall:

(a)

only Process the Agreement Personal Data on the documented instructions and directions of VGL (which shall include without limitation the terms of this Agreement) and only to the extent reasonably necessary for the purpose of providing access to or procuring the performance of the Services and not Process the Agreement Personal Data for any other purpose or in any other manner unless VML is required to Process such Agreement Personal Data otherwise under applicable Data Protection Laws. Where such a requirement is placed on VML it shall provide prior notice to VGL unless prohibited by applicable law;

(b)	Process the Agreement Personal Data in accordance with the specified duration, purpose, type of Personal Data and categories of Data Subjects as set out in clause 2.2 above;

(c)	inform VGL if, in its reasonable opinion, any instruction or direction from VGL would be in breach of Data Protection Laws;

(d)

ensure that any employee, director, agent, contractor or affiliate of VML or any third party with access to Agreement Personal Data only access such Agreement Personal Data in connection with the provision of access to or procurement of performance of the Services or where permitted by applicable law. VML shall further ensure that all persons authorised by it to Process the Agreement Personal Data (i) have undergone training about Data Protection Laws and (ii) are subject to a duty of confidence;

(e)

implement appropriate technical and organisational measures to protect the Agreement Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access.

(f)

promptly notify VGL if it receives a request from a Data Subject attempting to exercise their rights under Data Protection Laws. VML shall act in accordance with VGL’s reasonable instructions when dealing with any such request;

(g)

co-operate and provide reasonable assistance to VGL to respond to (i) requests from any Data Subject exercising their rights under Data Protection Laws and (ii) any enquiry made, or investigation or assessment of Processing initiated by any Supervisory Authority; and

(h)	assist VGL with the conduct of privacy impact assessments and in relation to the security of the Processing where and as required under Data Protection Laws.

3.3

At the request of VGL, VML shall provide all information necessary to demonstrate evidence of its compliance with this Agreement and the Data Protection Laws and allow for and contribute to audits, including without limitation inspections, conducted by VGL or another auditor nominated by VGL to verify VML’s compliance with Data Protection Laws. Upon request, VML shall submit to VGL its record of Processing activities carried out on behalf of VGL in accordance with Article 30.2 of the GDPR.

3.4

VML shall notify VGL promptly of becoming aware of, or reasonably suspecting there has been a Personal Data Breach affecting the Agreement Personal Data. As part of that notification, VML shall provide:

(a)

a description of the nature of the Personal Data Breach, including without limitation the volume and type of the Agreement Personal Data affected and the categories and approximate number of individuals concerned;

(b)	the name and contact details of VML contact from whom more information can be obtained;

(c)	the likely consequences of the Personal Data Breach; and

(d)	a description of the measures taken or proposed to be taken to address the Personal Data Breach including, where appropriate, measures to mitigate its possible adverse effects.

VML shall co-operate with any investigation regarding the Personal Data Breach and take without undue delay all necessary measures to limit further unauthorised disclosure of or unauthorised Processing of the Agreement Personal Data in connection with the Personal Data Breach.

3.5

On termination or expiry of the Agreement or any part of it and at the option of VGL, VML shall promptly return (in the format requested by VGL) or delete the Agreement Personal Data Processed in relation to the Services and certify in writing that it has done so.

3.6

VML shall not transfer the Agreement Personal Data without (i) obtaining the VGL’s prior written consent and (ii) taking such measures as VGL may reasonably request to ensure that such transfer complies with Data Protection Laws, which includes, at the VGL’s request, entering into (or procuring that such other persons as VGL may reasonably specify enter into) a valid data transfer mechanism under Data Protection Laws.

3.7

During the Term, VML shall not engage any sub-Processors to Process the Agreement Personal Data that are not listed in Appendix 1 as at the Effective Date without VGL’s prior written consent. VGL otherwise consents to VML’s engagement of the Third Party Providers specified in Appendix 1 who may Process any Agreement Personal Data as sub-Processors under this Agreement. VML shall ensure that it has a written contract with any authorised sub-Processor that contains terms for the protection of the Agreement Personal Data which are no less protective than the terms set out in this Agreement. For the avoidance of doubt, if VML engages a sub-Processor, where that sub-Processor fails to fulfil its obligations under Data Protection Laws, VML remains liable to VGL for the performance of the sub-Processor’s obligations under Data Protection Laws.